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FORM 5
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/ / Check box if no               U.S. SECURITIES AND EXCHANGE COMMISSION
    longer subject to                       WASHINGTON, DC 20549
    Section 16. Form
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue. See            Filed pursuant to Section 16(a) of the Securities
    Instruction 1(b)                         Exchange Act of 1934,
/ / Form 3 Holdings                  Section 17(a) of the Public Utility
    Reported                 Holding Company Act of 1935 or Section 30(f) of
/ / Form 4                              the Investment Company Act
    Transactions                                   of 1940
    Reported

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1. Name and Address of Reporting Person        2. Issuer Name and Ticker or Trading Symbol     7. Individual or Joint/Group Filing
                                                                                                  (Check applicable line)
                                                  CIB Marine Bancshares, Inc.(not listed)          x   Form filed by One Reporting
                                                  (formerly known as Central Illinois             ---- Person
                                                   Bancorp, Inc.)                                      Form Filed by More Than One
  Straka           Donald             J.                                                          ---- Reporting Person
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  (Last)          (First)          (Middle)    3. IRS Identification      4. Statement for
                                                  Number of Reporting        Month/Year
                                                  Person , if an Entity
                                                  (Voluntary)
  N53 W14147 Invery Drive                                                    December, 1999
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                 (Street)                                                 5. If Amendment,
 Menomonee Falls,    WI           53051                                      Date of Original
-------------------------------------------                                  (Month/Year)
  (City)         (State)              (Zip)
                                                                          6. Relationship of Reporting Person to
                                                                             Issuer (Check all applicable)
                                                                                 Director         10% Owner
                                                                             ----              ---
                                                                              X  Officer (give    Other (Specify
                                                                             ----        title ---       below)
                                                                                         below)

                                                                             Senior Vice President, Secretary and
                                                                             General Counsel
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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Issuer's     Direct         Benefi-
                                  (Month/                                                Fiscal Year         (D) or         cial
                                   Day/                 ----------------------------     (Instr. 3 and 4)    Indirect       Owner-
                                   Year)                Amount    (A) or      Price                          (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)
  Common stock                                                                           5                    D
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  Common stock                                                                           32      (1)          I         By SIG, a
                                                                                                                        general
                                                                                                                        partnership
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  Common stock                                                                           3.5     (2)          I         By ESOP
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FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                               --------------- Exer-   tion       Title   Number of
                                                                (A)     (D)    cisable Date               Shares
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Employee Stock Option        $2,059.64                                           (3)    9/24/07    Common   46
(right to buy)(3)                                                                                  stock
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Employee Stock Option        $1,960.56                                           (4)    2/25/08    Common    103
(right to buy)(4)                                                                                  stock
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Employee Stock Option        $2,434.48   7/29/99       A         79              (5)    7/29/09    Common    79
(right to buy)(5)                                                                                  stock
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 9. Number of           10. Ownership               11. Nature of
    Derivative              of Derivative               Indirect
    Securities              Security:                   Beneficial
    Beneficially            Direct (D)                  Ownership
    Owned at End            or Indirect (I)             (Instr. 4)
    of Year                 (Instr. 4)
    (Instr. 4)

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    46                        D
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    103                       D
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    79                        D
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Explanation of Responses:

(1) The reporting person disclaims beneficial ownership of these securities except to        /s/ Donald J. Straka           2-7-2000
    the extent of his pecuniary interest therein.                                           ------------------------------ --------
(2) Represents shares allocated to the reporting person, at 12/31/99, pursuant to the       Signature of Reporting Person
    issuer's ESOP.
(3) The employee stock option vests in five equal annual installments which began on
    September 24, 1998.
(4) The employee stock option vests in five equal annual installments which began on
    February 25, 1999.                                                                                                   Page 2
(5) The employee stock option vests in five equal annual installments beginning on
    July 29, 2000.
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